EXHIBIT 3(i)(e)

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
COMCAM, INC.

ComCam, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

I. The amendments to the Corporation's Certificate of Incorporation set forth below were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and have been consented to in writing by: (a) the board of directors by their unanimous written consent; and (b) the holders of a majority of the outstanding shares entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.

II. Article IV. titled Capital Stock of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

"CAPITAL STOCK

The authorized capital stock of this Corporation shall consist of 750,000,000 shares of common stock, $0.0001 par value, and 20,000,000 shares of preferred stock $0.0001 par value."

III. A new Article XV. titled "RECAPITALIZATION OF OUTSTANDING SHARES OF CAPITAL STOCK" shall be added as follows:

"RECAPITLIZATION OF OUTSTANDING SHARES OF CAPITAL STOCK

The board of directors, without the consent of the stockholders of the Corporation, may adopt any recapitalization affecting the outstanding shares of capital stock of the Corporation by effecting a forward or reverse split of all of the outstanding shares of any class of capital stock of the Corporation, with appropriate adjustments to the Corporation's capital accounts, provided that the recapitalization does not affect the ratio of issued to authorized capital stock of that class."

IN WITNESS WHEREOF, the undersigned hereby duly executes this Certificate of Amendment hereby declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts herein stated are true, this 2nd day of December, 2004.

COMCAM, INC.

By: /s/ Don Gilbreath
Don Gilbreath, Chief Executive Officer